Exhibit 5.1

January 28, 2026

Enveric Biosciences, Inc.

245 First Street, Riverview II, 18th Floor

Cambridge, MA 02142

Re: Registered Direct Offering of Shares of Common Stock of Enveric Biosciences, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), filed dated January 28, 2026, to the Prospectus, dated April 17, 2025, included in the Registration Statement on Form S-3 (File No. 333-280721) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 328,802 shares of common stock, par value $0.01 per share, of the Company (the “Shares”). The Shares will be sold pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), dated January 27, 2026, between the Company and the purchasers identified in the signature pages thereto.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

GREENBERG TRAURIG, LLP

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law 2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
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